Exhibit 99.1

LIFECORE BIOMEDICAL REPORTS RESULTS FOR FOURTH QUARTER and FULL YEAR ENDED JUNE 30, 2004

Company Posts Record Sales in Quarter and Year

CHASKA, MN. – August 10, 2004 – LIFECORE BIOMEDICAL, INC. (Nasdaq: LCBM) today reported record net sales of $13.0 million in the fourth quarter ended June 30, 2004, an increase of 14 percent over net sales of $11.4 million in the fourth quarter of fiscal year 2003. Favorable foreign currency translation comparisons increased quarterly sales by $124,000.

Net income of $1,002,000, or $.08 per share, was posted for the quarter compared to a net loss of $568,000, or $.04 per share, in the quarter ended June 30, 2003. Included in the current fourth quarter results are one-time restructuring charges of $196,000, or $.01 per share, for severance expenses. Excluding these charges, pro-forma net income of $1,198,000, or $.09 per share on a diluted basis, would have been reported for the current quarter (see Disclosure of Pro-Forma Information section later in this press release).

Record net sales of $47.0 million were recorded for the fiscal year ended June 30, 2004, an increase of 11% over the $42.4 million reported in fiscal year 2003. Favorable foreign currency translation comparisons increased sales for the year by $979,000.

Net income of $707,000, or $.05 per share, was reported for the year ended June 30, 2004 compared to a net loss of $355,000, or $.03 per share, for the year ended June 30, 2003. Included in the annual results are one-time restructuring charges of $1,136,000, or $.09 per share on a diluted basis, for severance expenses and costs related to a workforce reduction of approximately 10%. Excluding these charges, pro-forma net income of $1,843,000, or $.14 per share on a diluted basis, would have been reported for fiscal year 2004 (see Disclosure of Pro-Forma Information section later in this press release).

Dennis J. Allingham, President and CEO, commented, “We are proud of the fourth quarter and year-end results with the one-time charges excluded. Sales for the quarter were at a record level and both sales and profits exceeded the previously issued quarterly guidance. This quarter is an indication of our ability to grow the business double-digit and to leverage operations for enhanced profitability.”

Mr. Allingham added, “We continue to work toward resolution of the matters surrounding the Company’s adhesion prevention product. While we are making progress, there are no further details to report at this time.”

The Company reported positive cash flow of $4.4 million for the year ended June 30, 2004, resulting in a cash balance of $8.6 million at June 30, 2004.

Hyaluronan Division

Net sales from the Hyaluronan Division for the fourth quarter were $4.1 million, an increase of $138,000 compared to the net sales reported in the same quarter a year ago. Net sales for the fiscal year were $15.7 million; comparable to the net sales reported in fiscal year 2003. Sales in the veterinary and ophthalmic segments increased with a decrease in gynecologic sales in both the current quarter and fiscal year.

“We are pleased that we were able to achieve growth in our core business segments sufficient to offset the loss of $1 million in gynecological revenue recorded in the fourth quarter of fiscal year 2003,” said Mr. Allingham.

The business unit reported operating income of $490,000 for the fourth quarter compared to an operating loss of $699,000 in the fourth quarter of fiscal year 2003. An operating loss of $379,000 was reported for fiscal year 2004 compared to operating income of $33,000 in fiscal year 2003. Included in fiscal year 2004 results are one-time restructuring charges of $523,000. The operating loss in the current fiscal year also reflects unused manufacturing capacity charges and increased regulatory expenses associated with the withdrawal of the Company’s adhesion prevention product from the gynecologic market.

Oral Restorative Division

Net sales from the Oral Restorative Division for the fourth quarter were a record $8.9 million, an increase of 20% from the $7.4 million recorded in the fourth quarter last year. Net sales for fiscal year 2004 were $31.3 million compared to $26.8 million in the comparable period last year, an increase of 17% attributed to higher international and domestic sales. Favorable foreign currency translation comparisons increased sales by $124,000 and $979,000 for the quarterly and annual periods, respectively.

The business unit reported operating income of $698,000 for the fourth quarter compared to operating income of $243,000 in the fourth quarter of fiscal year 2003. Operating income of $1,123,000 was reported for the fiscal year compared to operating income of $66,000 in fiscal year 2003. Included in the quarterly and annual results for the periods ended June 30, 2004 are one-time restructuring charges of $196,000 and $613,000, respectively.

Mr. Allingham stated that, “sales from the RENOVA™ Internal Hex Dental Implant System, introduced in the fourth quarter, met expectations and contributed to the double-digit revenue growth.” He added, “Operating results reflect the favorable impact of the leverage afforded by increased sales.”

Outlook

Looking forward, Mr. Allingham said the Company expects fiscal year 2005 sales to increase 10 to 12 percent over fiscal year 2004 sales. Growth is expected from both business units, but will primarily be driven by the Oral Restorative Division in the next fiscal year. Earnings per share of $.38 to $.44 are expected.

The Company expects sales of $11.0 to $11.5 million in the first quarter of fiscal year 2005 with earnings per share of $.01 to $.04. The first quarter has historically been impacted by seasonality associated with the Company’s oral restorative business.

Disclosure of Pro-Forma Information

Lifecore reports its financial results in accordance with generally accepted accounting principles (“GAAP”) and additionally on a non-GAAP basis referred to as pro-forma. These pro-forma measures are not in accordance with, nor are they a substitute for, GAAP measures and may not be consistent with the presentation used by other companies. Lifecore uses the pro-forma financial measures to evaluate and manage the Company’s operations. Lifecore is providing this information to investors and analysts to facilitate performance of additional financial analysis, because it is consistent with financial models and estimates published by securities analysts, and because Lifecore’s management also evaluates the Company’s performance on this basis. See the attached reconciliation of pro-forma net earnings, which quantifies the amount excluded from pro-forma basis results.

Conference Call

As previously announced, the Company will host a conference call today at 3:45 p.m. Central Time to discuss fourth quarter and year-end results. A live web cast of the call is available through the Company’s website at www.lifecore.com; select “Investor Info” from menu at the top of the page. The web cast can be accessed by selecting CALENDAR OF EVENTS from the INVESTOR INFO & RESEARCH tools menu at the right side of the screen. A replay of the web cast will be available immediately following the conference call for a minimum of 30 days. To select the archived replay, select AUDIO ARCHIVES from the INVESTOR INFO & RESEARCH tools menu at the right side of the screen. The conference call will also be available at www.streetfusion.com.

The conference call may include forward-looking statements. See the cautionary information about such statements in the “Safe-Harbor Statement” section below.

Safe-Harbor Statement

Certain statements in this release regarding Lifecore’s anticipated future sales and financial results are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Numerous risks and uncertainties may affect whether such results are actually achieved. These include the likelihood and timing of the return of the Company’s adhesion prevention product to the market, the timing of orders from customers, continued market acceptance of the

Company’s products, timing of regulatory approvals, success of new product development efforts, and other factors. These risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K, including Exhibit 99.1, for the fiscal year ending June 30, 2003, and other, more recent filings. Actual results may differ materially from anticipated results.

About Lifecore Biomedical

Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.

News and general information are available through the Company’s website at www.lifecore.com or by telephone at 952-368-4300.

Contact:

Dennis J. Allingham, President and CEO David M. Noel, Vice President-Finance and CFO

Lifecore Biomedical, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
	2004		2003	2004		2003
Net sales	$12,994,000		$11,374,000	$47,036,000		$42,441,000
Cost of goods sold	5,266,000		5,892,000	20,483,000		20,379,000

Gross profit	7,728,000		5,482,000	26,553,000		22,062,000
Operating expenses
Research and development	983,000		1,209,000	4,519,000		4,067,000
Marketing and sales	3,753,000		3,294,000	13,782,000		12,353,000
General and administrative	1,608,000		1,435,000	6,372,000		5,543,000
Restructuring charges	196,000	(1)	—	1,136,000	(2)	—

	6,540,000		5,938,000	25,809,000		21,963,000

Operating income (loss)	1,188,000		(456,000)	744,000		99,000
Other income (expense)
Interest income	8,000		11,000	52,000		49,000
Interest expense	(160,000)		(166,000)	(642,000)		(757,000)
Currency transaction gains	59,000		122,000	650,000		356,000
Other	74,000		8,000	70,000		(15,000)

	(19,000)		(25,000)	130,000		(367,000)

Income (loss) before income taxes	1,169,000		(481,000)	874,000		(268,000)
Provision for income taxes	167,000		87,000	167,000		87,000

Net Income (loss)	$1,002,000	(1)	$(568,000)	$707,000	(2)	$(355,000)

Net income (loss) per share
Basic	$0.08	(1)	$(0.04)	$0.05	(2)	$(0.03)

Diluted	$0.08	(1)	$(0.04)	$0.05	(2)	$(0.03)

Weighted average shares outstanding
Basic	12,912,589		12,885,417	12,897,737		12,881,863

Diluted	12,971,547		12,885,417	12,957,726		12,881,863

(1)	-	Net income was reduced by restructuring charges of $196,000 or $.01 per share.

(2)	-	Net income was reduced by restructuring charges of $1,136,000 or $.09 per share.

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Lifecore Biomedical, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	June 30,
	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,553,000	$4,211,000
Accounts receivable	8,626,000	7,795,000
Inventories	9,491,000	9,728,000
Prepaid expense	705,000	766,000

Total current assets	27,375,000	22,500,000
PROPERTY, PLANT AND EQUIPMENT, NET	23,198,000	24,912,000
LONG-TERM INVENTORY	3,891,000	4,639,000
OTHER ASSETS	5,854,000	6,301,000

	$60,318,000	$58,352,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$5,683,000	$3,989,000
Long-term obligations	5,809,000	5,969,000
Shareholders’ equity	48,826,000	48,394,000

	$60,318,000	$58,352,000

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Lifecore Biomedical, Inc.
Pro-Forma Net Income (Loss) Information
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Pro forma net income (loss), excluding restructuring charges:
Net income (loss), as reported	$1,002,000	$(568,000)	$707,000	$(355,000)
Add: Restructuring charges	196,000	—	1,136,000	—

Pro forma net income (loss)	$1,198,000	$(568,000)	$1,843,000	$(355,000)

Pro forma net income (loss) per share
Basic	$0.09	$(0.04)	$0.14	$(0.03)

Diluted	$0.09	$(0.04)	$0.14	$(0.03)

Weighted average shares outstanding
Basic	12,912,589	12,885,417	12,897,737	12,881,863

Diluted	12,971,547	12,885,417	12,957,726	12,881,863

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Lifecore Biomedical, Inc.
Divisional Statements of Operations
Three Months Ended June 30,
(Unaudited)

	Hyaluronan Division		Oral Restorative Division		Consolidated
	2004	2003	2004	2003	2004	2003
Net sales	$4,141,000	$4,003,000	$8,853,000	$7,371,000	$12,994,000	$11,374,000
Cost of goods sold	2,196,000	3,055,000	3,070,000	2,837,000	5,266,000	5,892,000

Gross profit	1,945,000	948,000	5,783,000	4,534,000	7,728,000	5,482,000
Operating expenses
Research and development	712,000	994,000	271,000	215,000	983,000	1,209,000
Marketing and sales	112,000	147,000	3,641,000	3,147,000	3,753,000	3,294,000
General and administrative	631,000	506,000	977,000	929,000	1,608,000	1,435,000
Restructuring charges	—	—	196,000	—	196,000	—

	1,455,000	1,647,000	5,085,000	4,291,000	6,540,000	5,938,000

Operating income (loss)	$490,000	$(699,000)	$698,000	$243,000	$1,188,000	$(456,000)

Lifecore Biomedical, Inc.
Divisional Statements of Operations
Twelve Months Ended June 30,
(Unaudited)

	Hyaluronan Division		Oral Restorative Division		Consolidated
	2004	2003	2004	2003	2004	2003
Net sales	$15,719,000	$15,659,000	$31,317,000	$26,782,000	$47,036,000	$42,441,000
Cost of goods sold	9,183,000	9,762,000	11,300,000	10,617,000	20,483,000	20,379,000

Gross profit	6,536,000	5,897,000	20,017,000	16,165,000	26,553,000	22,062,000
Operating expenses
Research and development	3,467,000	3,165,000	1,052,000	902,000	4,519,000	4,067,000
Marketing and sales	508,000	664,000	13,274,000	11,689,000	13,782,000	12,353,000
General and administrative	2,417,000	2,035,000	3,955,000	3,508,000	6,372,000	5,543,000
Restructuring charges	523,000	—	613,000	—	1,136,000	—

	6,915,000	5,864,000	18,894,000	16,099,000	25,809,000	21,963,000

Operating income (loss)	$(379,000)	$33,000	$1,123,000	$66,000	$744,000	$99,000

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